      As filed with the Securities and Exchange Commission on May 6, 2003

                                                    Registration No. 333-101054
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                        Post-Effective Amendment No. 1
                         Filed Pursuant to Rule 462(d)
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------

                       WISCONSIN ELECTRIC POWER COMPANY
            (Exact name of registrant as specified in its charter)

                               -----------------

                     Wisconsin                 39-0476280
                  (State or other             (IRS Employer
                  jurisdiction of          Identification No.)
                 incorporation or
                   organization)

                           231 West Michigan Street
                                P. O. Box 2046
                          Milwaukee, Wisconsin 53201
                                (414) 221-2345
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               -----------------

                            Jeffrey West, Treasurer
                       Wisconsin Electric Power Company
                           231 West Michigan Street
                                P. O. Box 2046
                          Milwaukee, Wisconsin 53201
                                (414) 221-2345
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                               -----------------

                                   Copies to:
            BRUCE C. DAVIDSON                       GARY W. WOLF
           Quarles & Brady LLP                 Cahill Gordon & Reindel LLP
        411 East Wisconsin Avenue                  80 Pine Street
        Milwaukee, Wisconsin 53202            New York, New York 10005
             (414) 277-5000                       (212) 701-3600

                               -----------------

   Approximate date of commencement of proposed sale to the public: At such time, or from time to time, after the effective date of this registration statement as the registrant shall determine, in light of market conditions and other factors.

================================================================================

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

                               EXPLANATORY NOTE

   This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-101054) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to the Registration Statement.

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

   The following exhibits are filed with this Post-Effective Amendment to the Registration Statement:

Exhibit
Number                                         Description
------                                         -----------
  1.3   Underwriting Agreement, dated as of May 1, 2003, between Wisconsin Electric Power
        Company (the "Company") and J.P. Morgan Securities Inc., Banc One Capital Markets,
        Inc., Goldman, Sachs & Co., Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner
        & Smith Incorporated, U.S. Bancorp Piper Jaffray Inc. and William Blair & Company
        L.L.C., relating to $300,000,000 aggregate principal amount of the Company's 4.50%
        Debentures due May 15, 2013 and $335,000,000 aggregate principal amount of the
        Company's 5.625% Debentures due May 15, 2033.

  4.47  Securities Resolution No. 5 of the Company, dated as of May 1, 2003, under the Indenture for Debt Securities, dated as of December 1, 1995, between the Company and U.S. Bank
        National Association (successor to Firstar Trust Company), as Trustee.

  5.2   Opinion of Quarles & Brady LLP.

 23.7   Consent of Quarles & Brady LLP (included in Exhibit 5.2).

 23.8   Consent of Deloitte & Touche LLP.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 6, 2003.

                                              WISCONSIN ELECTRIC POWER COMPANY

                                              By:      /S/  PAUL DONOVAN
                                                  -----------------------------
                                                  Paul Donovan, Executive Vice
                                                         President and Chief
                                                          Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on May 6, 2003.

                              Signature and Title


           /S/  RICHARD A. ABDOO*                   /S/  ROBERT A. CORNOG*
     ----------------------------------      -----------------------------------
     Richard A. Abdoo, Chairman of the           Robert A. Cornog, Director
                    Board
        and Chief Executive Officer
     (Principal Executive Officer) and
                  Director

             /S/  PAUL DONOVAN                     /S/  WILLIE D. DAVIS*
     ----------------------------------      -----------------------------------
        Paul Donovan, Executive Vice             Willie D. Davis, Director
                  President
        and Chief Financial Officer
       (Principal Financial Officer)

         /S/  STEPHEN P. DICKSON*                   /S/  RICHARD R. GRIGG*
     ----------------------------------      -----------------------------------
       Stephen P. Dickson, Controller            Richard R. Grigg, Director
       (Principal Accounting Officer)

           /S/  JOHN F. AHEARNE*             -----------------------------------
     ----------------------------------
         John F. Ahearne, Director               Ulice Payne, Jr., Director

          /S/  JOHN F. BERGSTROM*               /S/  FREDERICK P. STRATTON, JR.*
     ----------------------------------      -----------------------------------
        John F. Bergstrom, Director             Frederick P. Stratton, Jr.,
                                                          Director

          /S/  BARBARA L. BOWLES*                 /S/  GEORGE E. WARDEBERG*
     ----------------------------------      -----------------------------------
        Barbara L. Bowles, Director            George E. Wardeberg, Director

*By:           /S/  PAUL DONOVAN
     ----------------------------------
                Paul Donovan
              Attorney-in-Fact